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                                                                    Exhibit 99.1

Contacts:
Lawrence H.N. Kinet                                      Dennis N. Cavender
Chairman and CEO                                         Vice President and CFO
Aksys, Ltd.                                              Aksys, Ltd.
(847) 229-2222                                           (847) 229-2222

For Immediate Release
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                AKSYS, LTD. ANNOUNCES PRODUCT DEVELOPMENT UPDATE

  Lincolnshire, IL, June 6, 1997 - Aksys, Ltd. (Nasdaq/NNM: AKSY), today announced that as a result of additional development work required on its PHD(TM) system, it has revised the timetable for submitting the PHD(TM) system for FDA review. The Company currently expects to make an IDE submission in the summer of 1998, followed by clinical trials in the second half of the year. This timeline represents approximately a 9 month delay to the schedule previously announced.

  The Company believes that a truly effective personal hemodialysis system will succeed only if it meets the highest standards of quality and reliability. The Company, therefore, intends to take the additional time necessary to complete all performance specifications, validation and documentation requirements. This additional effort has led to an organization restructuring intended to improve the product development process and management structure in order to complete the development of the PHD(TM) system. Effective immediately, senior product development management responsibilities have been reassigned with a direct reporting relationship to Lawrence H.N. Kinet, Chairman and CEO.

  "The Company has received its initial PHD(TM) systems, manufactured under GMP conditions. This is an important milestone in completing the software validation and testing to prepare the device for IDE approval. The schedule delay is not a result of any technology or regulatory development. There has been no change in the feasibility of the product, the size of the opportunity, or the market demand. The delay is due to a greater than expected workload required to integrate the various system components followed by the validation and documentation of this work," stated Lawrence H.N. Kinet, Chairman and CEO of Aksys, Ltd. "We are committed to producing a highly reliable product that can be used safely and effectively by dialysis patients and we now believe that additional time is needed to achieve this goal. Over the last several months, we have brought in experienced management in the healthcare field and are in a stronger position now to bring the PHD(TM) system to the clinic. We remain confident that we have sufficient financial resources to evaluate the product in the clinical setting and secure regulatory approval."

  Aksys, Ltd. is developing hemodialysis products and services for patients suffering from kidney failure. These products and services include the Company's lead product in development, the PHD(TM) System which is designed to improve clinical outcomes of patients and reduce mortality, morbidity and the associated high cost of patient care.

                                    - more -

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  AKSYS, LTD. ANNOUNCES PRODUCT DEVELOPMENT UPDATE
  Page 2



  This press release contains forward-looking statements that involve a number of risks and uncertainties. The Company's actual results could differ materially from the results identified or implied in any forward-looking statement and these statements are based on the Company's views as of the date they are made with respect to future events. Factors that could cause such a difference include, but are not limited to, risks related to the development and manufacturing milestones, changes in GMP requirements, risks related to the regulatory approval process, whether and when the Company will obtain clearance from the FDA of a 510(K) premarket notification and what additional clinical and other data the Company might have to obtain in connection with seeking such clearance, and risks associated with the commencement of clinical trials based on an approved Investigational Device Exemption (IDE), a prerequisite for the commencement of such trials.

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